Contact:  Jay Steffenhagen, Beckman Coulter             (714) 773-7620
          Cynthia Sullivan, Immunomedics                (973) 605-8200, ext. 109


                BECKMAN COULTER AND IMMUNOMEDICS ANNOUNCE FUNDING
                 OF THEIR JOINT VENTURE FOR CANCER THERAPEUTICS


FULLERTON, CA, and MORRIS PLAINS, NJ, March 9, 1999 - Beckman Coulter, Inc. (NYSE:BEC) and Immunomedics, Inc. (NASDAQ:IMMU) announced today that their joint venture in cancer therapeutics, IBC Pharmaceuticals, LLC, has received start-up funding from a private investor group. The group received a 7 percent interest in IBC based on a $35 million valuation.

Operations will begin at Immunomedics facilities in New Jersey and Beckman Coulter facilities in Marseille France. Immunomedics' Chairman, Dr. David M. Goldenberg, will also serve as Chairman of IBC, and Dr. Jacques Barbet, one of the inventors of IBC's technology, will direct the European operations. Other IBC officers are Michael Brochu, CEO, formerly Vice President of business development at Coulter Corp., and Richard Williams, CFO, who is Chairman of Medco Research and a Director of Immunomedics.

IBC was formed in 1998 when Beckman Coulter and a majority owned subsidiary of Immunomedics each contributed basic patents, with the intention of finding outside investors to fund further development. At that time their ownership positions were 47 percent and 53 percent (by a majority-owned subsidiary of Immunomedics), respectively.

The joint venture will attempt to develop new therapies that selectively irradiate cancer cells in a two-step process. Treatment would begin with injection of a bispecific antibody that targets the cancer. These proprietary antibodies then bind with a radio-labeled carrier that is injected later as a second step.

Immunomedics, through its subsidiary, has contributed its proprietary humanized antibody against the cancer marker, carcinoembryonic antigen, which is used in its CEA-Cide* therapeutic. Beckman Coulter has provided other antibodies and a license to patents covering its bispecific targeting technology called the "Affinity Enhancement System" or AES. This method can also be used to selectively deliver non-isotopic agents.

Beckman Coulter's Chairman, President and CEO, John P. Wareham, commented, "This venture brings together key technologies and shares development risk with outside investors. We are pleased to have found a way to further this promising therapy."

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Dr.  Goldenberg  stated,  "Animal and  clinical  studies have shown that the IBC technology can deliver diagnostic and therapeutic isotopes to cancer cells, especially in patients with small-cell lung or medullary thyroid cancers. We plan to extend our capabilities to colorectal, breast, non-small cell lung and prostate cancers. These efforts are being pursued in tandem with Immunomedics trials of CEA-Cide and LymphoCide* that use directly labeled anticancer antibodies."

Dr. Barbet added, "To-date, over 300 cancer patients have been studied using the IBC technology, and we have published animal and clinical studies demonstrating improved targeting and encouraging therapeutic responses. The clinical studies have been directed by Professor J.F. Chatal of Nantes, France, who is a prominent European investigator in nuclear medicine."

Beckman Coulter, Inc., is a leading provider of instrument systems and complementary products that simplify and automate processes in life science and clinical laboratories. The company's products are used throughout the world in all phases of the battle against disease, from pioneering medical research and drug discovery to diagnostic testing that aids in patient treatment. Annual sales for the company totaled $1.7 billion in 1998, with about half of this amount generated outside the United States.

Immunomedics is a biopharmaceutical company focused on the development, manufacture and commercialization of diagnostic imaging and therapeutic products for the detection and treatment of cancer and infectious diseases. Integral to these products are highly specific monoclonal antibodies and antibody fragments designed to deliver radioisotopes and chemotherapeutic agents to tumors and sites of infection. The Company's first product, CEA-Scan* for the detection of colorectal cancer, is being marketed in the United States and Europe (approved in Canada). The Company's second diagnostic imaging product, LeukoScan*, is being marketed in Europe for the diagnosis of osteomyelitis (bone infection). This product is presently under regulatory review by the U.S. Food and Drug Administration. Immunomedics also has several other diagnostic imaging products and two therapeutic products in clinical trials.

This release contains certain forward-looking statements regarding the development and therapeutic value of the IBC technology. While Beckman Coulter and Immunomedics believe that this is a promising area for research, this product is in the early phases of development, and they cannot offer any assurances that marketable products will be developed or, if they are developed, that necessary government approvals can be obtained. The FDA has not approved this technology for therapeutic use. Only limited clinical studies have been performed and additional studies may show that the technology has limited clinical utility, is not sufficiently effective, or has side effects that render it unacceptable for therapeutic use.

*CEA-Cide,  LymphoCide,  CEA-Scan  and LeukoScan are trademarks of Immunomedics,
Inc.


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